Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 1, 2018, among WARRIOR MET COAL, INC., a Delaware corporation (the “Issuer”), the Subsidiary Guarantors party hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely in its capacity as trustee under the indenture referred to below (the “Trustee”) and not in its individual capacity but solely in its capacity as priority lien collateral trustee (the “Priority Lien Collateral Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer, the Subsidiary Guarantors, the Trustee and the Priority Lien Collateral Trustee have heretofore executed an indenture, dated as of November 2, 2017 (the “Indenture”), providing for the issuance of (a) $350,000,000 in aggregate principal amount of the Issuer’s 8.00% Senior Secured Notes due 2024 on November 2, 2017 (the “Initial Notes”) and (b) any Additional Notes (as defined in the Indenture) that may be issued from time to time after November 2, 2017 (collectively, the “Notes”);

WHEREAS, the Issuer is issuing on the date hereof $125,000,000 aggregate principal amount of Additional Notes as permitted by Section 2.01 of the Indenture (the “New Notes”);

WHEREAS, Section 2.01 of the Indenture provides that the Issuer may, from time to time and in accordance therewith, issue Additional Notes under the Indenture, provided that certain terms of the Additional Notes are (a) established in or pursuant to a resolution of the Board of Directors of the Issuer (the “Board”) and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more indentures supplemental to the Indenture;

WHEREAS, the Board has established certain terms of the New Notes pursuant to resolutions of the Board, a copy of which has been certified by the Secretary or Assistant Secretary of the Issuer and delivered to the Trustee;

WHEREAS, the Issuer is permitted to Incur the New Notes as Indebtedness under Section 4.03 of the Indenture and the New Notes are being issued in compliance with the other applicable provisions of the Indenture;

WHEREAS, consistent with the treatment of the Initial Notes and the related Subsidiary Guarantees of the Initial Notes, the New Notes and the related Subsidiary Guarantees of the New Notes will be designated as Priority Lien Debt in accordance with the definition thereof in the Indenture;

WHEREAS, the Issuer and the Subsidiary Guarantors desire and have requested the Trustee and the Priority Lien Collateral Trustee to enter into this Supplemental Indenture to evidence the issuance of the New Notes;

WHEREAS, pursuant to Sections 9.01(a)(xi) and (xii) of the Indenture, in order to make changes to the Indenture to provide for, and to effect the provisions of Section 2.01 of the Indenture with respect to, the issuance of the New Notes as Additional Notes, the Issuer, the Subsidiary Guarantors, the Trustee and the Priority Lien Collateral Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of any holders of the Initial Notes; and

WHEREAS, the Issuer has delivered to the Trustee (i) an Officer’s Certificate and an Opinion of Counsel reasonably satisfactory to the Trustee stating that, in the opinion of the signers, this Supplemental Indenture is authorized or permitted by the Indenture and that this Supplemental Indenture is the legal, valid and binding obligation of the Issuer, enforceable against it in accordance with its terms, subject to customary exceptions, and complies with the provisions of the Indenture, (ii) pursuant to Section 2.03, an authentication order and (iii) a copy of the resolution of the Board, certified by the Secretary or Assistant Secretary of the Issuer, authorizing the execution of this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Subsidiary Guarantors, the Trustee and the Priority Lien Collateral Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Amount of New Notes. The aggregate principal amount of New Notes to be authenticated and delivered under this Supplemental Indenture on March 1, 2018, is $125,000,000. The Initial Notes and the New Notes shall be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

3. Terms of New Notes: The New Notes are to be issued as Additional Notes under the Indenture and shall:

(a)	have identical terms and conditions to the Initial Notes (including that interest on the New Notes shall accrue from November 2, 2017) except that the New Notes shall (i) be issued on March 1, 2018, (ii) be issued at an offering price of 103.000% of the principal amount plus accrued interest from November 2, 2017 and (iii) have the CUSIP and ISIN numbers for Regulation S Notes as set forth in clause (c) below;

(b)	be issuable in whole in the form of one or more Global Notes to be held by the Depository that are substantially in the form, including appropriate transfer restriction legends, provided in Exhibit A to the Indenture; and

(c)	bear, in the case of New Notes sold under Rule 144A of the Securities Act, the CUSIP number of 93627C AA9 and the ISIN number of US93627CAA99 (which CUSIP and ISIN numbers are identical to the CUSIP and ISIN numbers for the Initial Notes sold under Rule 144A of the Securities Act), and, in the case of New Notes sold under Regulation S of the Securities Act, the CUSIP number of U93537 AB1 and ISIN of USU93537AB15.

5. Guarantees. Each Subsidiary Guarantor hereby confirms and agrees that the “Guaranteed Obligations” as defined in the Indenture, including the Issuer’s Obligations under the New Notes, are guaranteed by each such Subsidiary Guarantor.

6. Collateral. Each Subsidiary Guarantor hereby confirms and agrees that, for purposes of Section 13.01(a) of the Indenture, the Guaranteed Obligations of the Subsidiary Guarantors to the Trustee or the Priority Lien Collateral Trustee under the Indenture, the Notes and the Security Documents, including the Guaranteed Obligations with respect to the Additional Notes, are secured as provided in the Indenture and in the Security Documents.

7. Notices. All notices or other communications to the Issuer shall be given as provided in Section 14.02 of the Indenture.

8. Ratification of Indenture; Supplemental Indentures Part of Indenture. By its signature below, the Issuer hereby authorizes and instructs the Trustee and the Priority Lien Collateral Trustee to execute and deliver this Supplemental Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

9. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10. Trustee and Priority Lien Collateral Trustee Make No Representation. The Trustee and the Priority Lien Collateral Trustee make no representation as to the validity or sufficiency of this Supplemental Indenture. Furthermore, the Trustee and the Priority Lien Collateral Trustee shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

11. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

12. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

13. Severability. If and to the extent that any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, or any proposed amendment to the Indenture shall be held not to have been properly approved by all necessary holders of Notes as required under the Indenture, the validity, legality, enforceability and approval of the remaining provisions shall not in any way be affected or impaired thereby, to the extent permitted by applicable law.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

WARRIOR MET COAL, INC.

By:	/s/ Dale W. Boyles
Name: Dale W. Boyles
Title: Chief Financial Officer

WARRIOR MET COAL INTERMEDIATE HOLDCO, LLC
By: Warrior Met Coal, Inc., its sole member and manager

By:	/s/ Dale W. Boyles
Name: Dale W. Boyles
Title: Chief Financial Officer

WARRIOR MET COAL GAS, LLC
WARRIOR MET COAL MINING, LLC
WARRIOR MET COAL TRI, LLC
WARRIOR MET COAL BCE, LLC
WARRIOR MET COAL LAND, LLC
WARRIOR MET COAL WV, LLC
WARRIOR MET COAL LA, LLC

By:	/s/ Dale W. Boyles
Name: Dale W. Boyles
Title: Chief Financial Officer

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee and Priority Lien Collateral Trustee

By:	/s/ Jane Y. Schweiger
Name: Jane Y. Schweiger
Title: Vice President

[Signature Page to First Supplemental Indenture]